JPMORGAN TRUST I

AMENDMENT TO DECLARATION OF TRUST

Pursuant to Article VIII, Section 5 of the
Declaration of Trust dated November 5, 2004,
(Declaration of Trust) of JPMorgan Trust I
(Trust), a Delaware statutory trust, the
undersigned, being the sole initial trustee
of the Trust does hereby amend the
Declaration of Trust as follows:
1.	Section 6 of Article III is amended
by adding the following paragraph (c)
immediately following paragraph (b) of
Section 6:(c)	The Trustees shall have the
authority to designate those Series of the Trust that are intended to be treated as partnerships for federal tax purposes and those Series of the Trust that are intended to be treated as regulated investment companies (RICs) under Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
As of February 15, 2005, the Growth and
Income Portfolio is intended to be treated as a partnership for federal tax purposes and all other Series of the Trust are intended to be treated as RICs.
IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust has executed this amendment to the Declaration of Trust as of the 15th day of February, 2005.



George C.W. Gatch